SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 9, 2007

(Date of earliest event reported)

BIO-RAD LABORATORIES, INC.

(exact name of registrant as specified in its charter)

Commission File Number: 1-7928

Delaware	94-1381833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Alfred Nobel Dr.

Hercules, California 94547

(Address of Principal executive offices, including zip code)

(510) 724-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On January 9, 2007, Bio-Rad Laboratories, Inc. (the “Company”) received a letter from the staff of the American Stock Exchange (the “Amex”). The letter advised the Company that it was not in compliance with Section 121(B)(2)(a) of the American Stock Exchange Company Guide (the “Company Guide”) because the death of Mr. Philip L. Padou left the Company with only two independent directors serving on its Audit Committee rather than the requisite three independent directors. In the letter, Amex gave the Company until April 9, 2007 to regain compliance with the Amex requirements. The Company is currently seeking a replacement for Mr. Padou to serve on its Board of Directors and Audit Committee in order to regain compliance with the Amex requirements.

In the letter, the staff of the Amex advised the Company that the staff had determined not to apply at this time the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide. The letter constituted a “Warning Letter” pursuant to Section 1009(a)(i) of the Company Guide and notice of a failure to satisfy a continued listing standard. The letter advised the Company that failure to resolve the specified listing deficiency by April 9, 2007 would result in the staff assessing the Company’s continued listing eligibility, including the application of the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide and/or initiation of delisting proceedings.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)

Exhibit Number	Description
99.1	Press Release of Bio-Rad Laboratories, Inc., dated January 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-RAD LABORATORIES, INC.

Date: January 12, 2007	By:	/s/ Christine A. Tsingos
Christine A. Tsingos
Vice President and Chief Financial Officer